UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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May 14, 2010

** INVESTOR UPDATE **

Dear Fellow Genzyme Shareholder:

Last week, Genzyme announced that your Board of Directors adopted an action plan to increase shareholder value. This five point plan was developed following a thorough review and analysis by the Board and builds upon a series of recent changes that are reshaping your company and preparing Genzyme for its next phase of growth:

1.               Focus on Genzyme’s core businesses, which provide products that address unmet medical needs, and establish operational excellence in manufacturing.  We intend to achieve this, in part, by reviewing strategic alternatives for our non-core businesses. The Genetic testing, Diagnostic products and Pharmaceutical intermediates businesses could be divested or spun-out, transactions that would be accretive to earnings, improve our cash flow return on investment, and sharpen the company’s focus overall.

2.               Capitalize on near-term revenue growth drivers, including maximizing the potential of a number of exciting new products that are early in their launch stages, as well as important therapies in development that are expected to be launched over the next three to five years.

3.               Generate attractive returns on investments in addition to continuing to grow revenues and earnings.  Cash flow return on investment is a measure that will now be disclosed at the business segment level.  In addition, these metrics are currently key components of short- and long-term compensation plans for senior executives, to align company performance with shareholder interests.

4.               Improve operating margins by reducing costs across the company, with a goal of establishing Genzyme as best-in-class within its peer group.

5.               Optimize the company’s capital structure.  Genzyme will repurchase $2 billion of its shares over the next year.  Under the buyback program, $1 billion will be repurchased in the near-term and financed with debt, with the balance expected to be repurchased during the next 12 months.

Enhancements at many levels are already beginning to make a difference at Genzyme.  Two new directors, Robert Bertolini and Ralph Whitworth, have recently joined your board and are participating fully in decision-making.  A highly engaged Lead Independent Director, Bob Carpenter, is making sure our shareholders’ voices are heard in the boardroom.  Two new Board committees in the areas of Risk Management and Strategic Planning and Capital Allocation are enhancing the Board’s oversight and ability to build value for shareholders.

MANUFACTURING EXCELLENCE IS OUR TOP PRIORITY

Progress in manufacturing requires small steps, every day, and we are taking them on many fronts.  It is important to understand that we are working to accomplish two separate but related manufacturing goals: (1) we are fixing the problems of last year that arose partially due to increased systemic stress after we decided to produce the life-saving drug Myozyme at our Allston plant; and (2) we are putting in place a solid foundation for the future, by advancing manufacturing capacity expansion projects to allow us to match patient needs reliably, as well as enhancing the systems, policies, and processes necessary to support a company that is more complex than just a few years ago.

Our decisive actions to fix manufacturing are already delivering results.  Our capacity expansion plan for product bulk production and fill/finish, and our compliance remediation plan, are on-track.  Our constructive dialogue with the FDA is on a path forward through our pending consent decree.

We now have the right people in all important managerial roles.  Scott Canute, our new president for manufacturing operations, and Ron Branning, our new head of global quality control, both brought industry leading expertise in their fields, including Ron’s specific past experience helping Genentech and Aventis Behring manage through an FDA warning letter and consent decree, respectively.  We have added new personnel and created new positions to lead every key area of the operation, all with backgrounds relevant to our manufacturing initiatives.

We will have more to report on the manufacturing front over the coming weeks as we continue to make progress in this vital part of the business.

WE BELIEVE THE ICAHN NOMINEES HAVE SERIOUS CONFLICTS AND, IN OUR VIEW, OFFER NOTHING CONSTRUCTIVE TO IMPROVE SHAREHOLDER VALUE

Even as your Board and management have been implementing a series of strategic, operational and financial changes to strengthen Genzyme and position it for growth and improved shareholder value creation, Carl Icahn, has launched a proxy contest to replace your company’s Chairman and CEO and three other Genzyme directors with himself and his three handpicked nominees.  Importantly, in our view, Mr. Icahn’s choice of nominees raises serious concerns, as his slate offers no experience or expertise in biotechnology manufacturing and is burdened by fundamental and significant conflicts of interest.

Specifically, Mr. Icahn has a substantial interest in a Genzyme competitor, Biogen Idec, and his nominees Alex Denner and Richard Mulligan sit on the Biogen Idec board, which we believe compromises their ability to serve as independent directors of Genzyme, or to act in Genzyme shareholders’ best interests.  Based on our analysis, which was included in our investor presentation filed with the SEC on May 7, 2010, we believe the election of Dr. Denner or Dr. Mulligan would produce a violation of the Clayton Act, a federal law that prohibits individuals from serving simultaneously on boards of competitors.

THE VALUE OF YOUR GENZYME INVESTMENT IS AT STAKE

Genzyme is on track to improve its performance and strengthen its foundation for growth.  We urge you to vote TODAY to protect your investment — by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card.

Thank you for your support.

Sincerely,

/s/ Henri Termeer

Henri Termeer
Chairman and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:  (888) 750-5835

Banks and Brokers Call Collect:  (212) 750-5833

IMPORTANT

We urge you NOT to sign any Gold proxy card sent to you by the Icahn Entities. If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone, by Internet,  or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided

Important Information

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement before making any voting or investment decision because the definitive proxy statement contains important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. A copy of the company’s definitive proxy statement is available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.

This letter contains forward-looking statements regarding Genzyme’s financial outlook and business plans including, without limitation, statements regarding its: plans to implement a stock repurchase program and the timing and funding thereof; plans to pursue strategic alternatives for its Genetics, Diagnostics and Pharmaceutical intermediates businesses and the expected impact on earnings; plans to create shareholder value by focusing on core businesses, capitalizing on near-term revenue growth drivers, generating attractive returns on investments, improving operating margins by reducing costs, and optimizing its capital structure; goals for manufacturing, including capacity expansion and compliance remediation plans to allow us to meet patient supply needs; and expectations regarding the status of consent decree negotiations with FDA.  These statements are subject to risks and uncertainties that may cause actual results to differ materially, including, among others that: Genzyme is not able to repurchase any or all of the $2 billion worth of Genzyme stock in the time frames indicated or at all because of inability to secure debt financing in the time frame or amount anticipated, economic conditions or any other reason; that Genzyme is unable to generate cash from the strategic transactions involving its three business units, the cash generated is less than expected or the timing of one or more of the transactions is later than expected; Genzyme is not able to successfully complete clinical development and obtain regulatory approvals of its product candidates; Genzyme encounters additional manufacturing problems due to any reason; that Genzyme is not able to obtain in the expected time frames or maintain regulatory approvals for its manufacturing facilities; that Genzyme is unable to transition its fill/finish operations in the expected time frames because of delays in regulatory approvals or any other reason; that consent decree negotiations with the FDA take longer, or that the final terms are different, than anticipated; and potential and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors referred to under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.  Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this letter. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise these statements.